October 27, 2011

Dear Shareholders, Customers, and Friends:

We have a long-standing commitment to our customers, shareholders, friends and neighbors — and we October 27, 2011

Dear Shareholders, Customers, and Friends:

We have a long-standing commitment to our customers, shareholders, friends and neighbors — and we feel strongly feel strongly about maintaining timely and open communications with you. We realize you bank and invest with us because you know us; we’re an important part of your community and we are here for the long term.

Our market has not been immune to the effects of the slowing economy and decline in real estate values. The second quarter marked the beginning of a challenging time for Orrstown Bank and we continue to weather the ripple effects of some credit quality issues, which resulted in the reporting of our first-ever quarterly earnings loss in the 2nd quarter of 2011.

With all of this in mind, I would like to comment on  our most recent dividend announcement, which was included October 26 in our press release announcing that profitability was restored during the 3rd quarter.

Based on direction from the Company’s primary Federal regulator, Orrstown Financial Services, Inc.  did not declare a cash dividend this quarter.  The Company’s primary regulator advised that it would not approve the payment of a cash dividend at this time. We are acutely aware that many of our shareholders rely on the dividend to supplement their income and meet expenses; however, we must follow the guidance given to us by our regulators. To do otherwise subjects us to increased risk of adverse regulatory actions.

We are very disappointed to join the ranks of the many other community banking organizations, both locally and across the nation, that have cut or suspended their dividends but the Board of Directors had no other realistic choice in this matter. There can be no assurances as to whether, or in what amounts, cash dividends will be declared in the future or, if declared, whether they will continue, be suspended or discontinued.

We want to assure you that Orrstown Bank is safe and sound, and is firmly established to build our position as a long-term banking leader in this area. The Bank meets all of its regulatory capital requirements and is considered well capitalized by all of its banking regulators.

This is a difficult time for banks in general and us in particular, but I am confident that our team will persevere through these tough times.  Please feel free to contact me with any questions or concerns you may have.  You can reach me at AskTom@orrstown.com or call me at 717.530.2648.

Thank you for your continued support and for your business.

Sincerely,

/s/ Tom Quinn, Jr.
Tom Quinn, Jr.
President & CEO

This letter may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the recent Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.